Exhibit 10.12

Exclusive Technology License
and Service Agreement

Between

Shanghai Shu’an Data Services Co., Ltd.

and

Shanghai Free Trade Zone GDS Management Co., Ltd.

Date: April 13, 2016

Exclusive Technology License and Service Agreement

This Exclusive Technology License and Service Agreement (the “Agreement”) is entered into by and between the following parties on April 13, 2016 in Shanghai, PRC:

(1)             Shanghai Shu’an Data Services Co., Ltd., a limited liability company duly incorporated and validly existing under the laws of the People’s Republic of China, with legal address at Room 432, No. 26, 28 Jiangchangsan Road, Shanghai (“Party A”); and

(2)             Shanghai Free Trade Zone GDS Management Co., Ltd., a wholly owned foreign enterprise duly incorporated and validly existing under the laws of the People’s Republic of China, with legal address at Room 4056, 4th Floor, 173 Meisheng Road, China (Shanghai) Pilot Free Trade Zone (“Party B”).

(In this Agreement, Party A and Party B are collectively referred to as the “Parties”, and individually referred to as a “Party”.)

Recitals

Whereas, Party A is a limited liability company duly incorporated and validly existing in Shanghai, China, with technology development, technical consultation, technical service, technology transfer, software development and sale, and computer system integration in the field of computer data processing as its main business scope;

Whereas, Party B is a wholly foreign owned enterprise duly incorporated and validly existing in Shanghai, with investment and business decision-making, capital operation and financial management, R & D and technical support, shared service within the group company, and outsourcing service for offshore companies, employee training and management, marketing service and consulting service relating to the above-mentioned instances as its main business scope;

Whereas, Party A requires Party B to provide its software license and relevant service relating to Party A’s business operation (see the definition below), and Party B agrees to provide the aforesaid service to Party A.

Now therefore, the Parties hereby mutually agree as follows through amicable negotiation:

Article 1 Terms and Definitions

1.1                   Unless otherwise specified or in cases where the context demands a different interpretation, the terms used in this Agreement shall have the following meanings:

“Party A’s Business”:

means all business conducted and on the developing made by Party A currently and at any time during the term of this Agreement, including but not limited to technology development and technical service relating to computer disaster recovery backup and data backup.

“Services”:

means software license, technical support and other services related to Party A’s Business provided by Party B exclusively to Party A, including the data processing solutions for Party A and the implementation of relevant solutions, such services include but not limited to:

(1)         licenses for Party A to use relevant software applications necessary for its business;

(2)         IT total solutions necessary for Party A’s Business;

(3)         daily management, maintenance, and update of hardware equipment and databases;

(4)         development, maintenance and update of relevant software application;

(5)         training of Party A’s professional technicians;

(6)         assistance to Party A in the collection and research of relevant technology information;

(7)         other relevant technology service and consulting service as required by Party A from time to time.

“Annual Business Plan”:	means the development plan and budget report of Party A’s Business for the next calendar year made by Party A pursuant to this Agreement with the assistance of Party B before

November 30 every year.

“Service Charges”:	means all fees paid by Party A to Party B in accordance with Article 3 of this Agreement for the software licenses and other services provided by Party B.

“Equipment”:	means any and all equipment, owned by or purchased by Party B from time to time, used or to be used for the provision of Services.

“Business Related Technologies”:	means any and all software and technologies related to Party A’s Business and developed by Party A (including its subsidiaries) on the basis of the Services provided by Party B under this Agreement.

“Client Information”	has the same meaning as stipulated in Section 1 of Article 6 of this Agreement.

“Confidential Information”	has the same meaning as stipulated in Section 2 of Article 6 of this Agreement.

“Breaching Party”	has the same meaning as stipulated in Section 1 of Article 11 of this Agreement.

“Breach”	has the same meaning as stipulated in Section 1 of Article 11 of this Agreement.

“Said Party’s Rights”	has the same meaning as stipulated in Section 5 of Article 13 of this Agreement.

“PRC”:	means, for the purpose of this Agreement, PRC refers to the People’s Republic of China, excluding Hong Kong, Macau and Taiwan.

1.2                   Any citation of any laws and regulations (the “Laws”) in this Agreement shall be deemed to:

(1)         simultaneously include the citation of the content of the amendments, adjustments,

complements and revisions of the Laws regardless of whether the effective date is before or after the conclusion of this Agreement; and

(2)         simultaneously include the citation of other decisions, notices and rules made or taking effect pursuant to the Laws.

1.3                   Unless otherwise stipulated in the context of this Agreement, Article, Section, Paragraph and Subparagraph referred to in this Agreement mean relevant content in this Agreement.

Article 2 Services

2.1                   To better develop Party A’s Business, Party A requires that Party B provide the Services for Party A, and Party B agrees to provide such Service to Party A. For this purpose, Party A appoints Party B as its exclusive software and technical service provider and Party B agrees to accept the appointment.

2.2                   Party B shall, in accordance with the provisions of this Agreement, provide the Services to Party A and Party A shall facilitate Party B’s Services wherever possible.

Article 3 Service Charges

3.1                   Pursuant to Section 2 of Article 3, Party A agrees to pay the Service Charges for the Services provided by Party B according to Article 2 of this Agreement.

3.2                   The Parties agree that the Service Charges shall be paid in accordance with the following stipulations:

(1)                    Party A shall pay the equipment depreciation expense to Party B on a monthly basis. Party A shall, before the tenth (10) business day of each month, pay to Party B the equipment depreciation expense equal to the amount calculated by dividing the actual use value of the equipment determined by the Parties at the beginning of every year by the depreciation period.

(2)                    Party B shall be entitled to all net profits of Party A’s Business (shall include the net profits Party A retained from its subsidiaries) as the consideration of the Services provided by Party B to Party A under this Agreement. To reach an agreement on the annual Service Charges to be paid by Party A to Party B, after the conclusion of each Party A’s fiscal year, the Parties shall calculate the performance Service Charges payable by Party A according to Party A’s consolidated total pre-tax gross income and net profit of the previous fiscal year confirmed by the audit report issued by a Chinese certified public accountants firm recognized by both Parties. Party A undertakes to provide the related Chinese certified public accountants firm with all necessary documents and assistance and cause them to complete and issue the audit report for the previous fiscal year to both Party A and Party B within thirty (30) days after the end of every fiscal year. Where any dispute arises between the Parties over the specific amount of the Service Charges determined in accordance with Article 3 of this Agreement, the specific amount of such Service confirmed by Party B shall prevail.

3.3                   In accordance with the provisions of this Article, Party A shall transfer the total amount of the Service Charges of the previous year determined per the above-mentioned Article 3.2(2) to the bank account designated by Party B before the date designated by Party B every year. In case Party B changes its bank account, it shall notify Party A in writing of the change seven (7) business days in advance.

3.4                   Notwithstanding the provisions in Section 1 of Article 3 of this Agreement, the specific amount of the equipment depreciation expense described in Article 3.2(1) may be adjusted by consensus.

Article 4 Obligations of Party A

4.1                   The Services provided by Party B under this Agreement is exclusive. During the term of this Agreement, Party A shall not and shall cause its subsidiaries not to enter into any other agreements with any other third party to provide Party A with services identical or similar to Party B’s Services without prior written consent from Party B.

4.2                   Party A shall provide Party B with a final copy of the Annual Business Plan of Party A and its subsidiaries for the next year before November 30 of each year for Party B to arrange the development of relevant service plan, to purchase software and equipment and to consolidate its technical service force. In case Party A temporarily requires Party B to purchase new equipment, Party B shall consult with Party B fifteen (15) days in advance to reach a consensus.

4.3                   To facilitate Party B’s provision of the Services, Party A shall and shall cause its subsidiaries to provide relevant documents to Party B promptly and accurately upon Party B’s request.

4.4                   In accordance with Article 3 of this Agreement, Party A shall pay Party B the Service Charges on time and in full.

4.5                   Party A shall maintain its good reputation, proactively expand its business, and maximize its profit.

Article 5 Intellectual Property Rights

5.1                   The intellectual property rights of the work products created by Party B during Party B’s provision of the Services shall belong to Party B.

5.2                   Whereas the development of Party A’s Business relies on the Services provided by Party B under this Agreement, Party A agrees to the following arrangements regarding the Business Related Technologies developed by Party A (including its subsidiaries) on the basis of such Services:

(1)                     If Business Related Technologies is acquired by Party A through further development to Party A or its subsidiaries entrusted by Party B, or through joint development by Party A or its subsidiaries and Party B, then the ownership and the right to apply for patent shall belong to Party B.

(2)                     If Business Related Technologies is acquired by Party A through independent development by Party A or its subsidiaries, the ownership shall belong to the entity that independently developed the technology, provided that: (A) Party A promptly notifies or causes its subsidiaries to promptly notify Party B of the details of the relevant technology, and provide Party B with relevant information as required by Party B; (B) If Party A or its subsidiaries intend to license or transfer such relevant technology, Party A shall or shall cause its subsidiaries to, without violating mandatory provisions of PRC Laws, ensure the preemptive rights of Party B to purchase the technology or be licensed to use the technology exclusively, and Party B may use the technology to the same extent to which the technology is transferred or licensed by Party A or its subsidiaries (Party B has the right to decide whether or not to accept the transfer or the license); if and only if Party B waives the preemptive right to purchase the ownership of the relevant technology or the exclusive right to the technology, can Party A or its subsidiaries transfer the ownership of the relevant technology or license the technology to a third party with conditions not superior to those offered to Party B (including but not limited to the transfer price or license fee), and Party A or its subsidiaries shall assure that the third party fully abide by and perform the duties and obligations of Party A under this Agreement. (C) With the exception of the situations specified in Article 5.3(2)(B), Party B has the right to purchase the technology within the term stipulated by Article 8.1 of this Agreement; in such cases, Party A shall or shall cause its subsidiaries to, without violating mandatory provisions of PRC Laws, accept Party B’s aforesaid offer at the lowest price allowed by law.

5.3                   If Party B is licensed the exclusive right to use the Business Related Technologies pursuant to Article 5.2(2) of this Agreement, such license shall comply with the following provisions of this section:

(1)                     the term of the license shall be no less than five (5) years (as of the effective date of the license agreement);

(2)                     the scope of license shall be defined as wide as possible;

(3)                     within the term of the license and the licensed area, no party (including Party A and its subsidiaries) other than Party B may use or license any other party to use the technology in any way;

(4)                     without breaching Article 5.3(3), Party B or its subsidiaries have the right to decide at its discretion to license any other third party to use the technology;

(5)                     upon expiration of the license, Party B shall be entitled to renew the license agreement and Party A shall or shall cause its subsidiary to agree to the renewal, and the provisions of the license shall remain unchanged at that time except from the changes confirmed by Party B.

5.4                   Notwithstanding the provisions of the above-mentioned Article 5.2(2), the patent application for any Business Related Technologies described in the section shall be proceed in accordance with the following provisions:

(1)                     If Party A or its subsidiaries intend to apply for patent for any Business Related Technologies described in the section, it shall obtain prior written consent from Party

B.

(2)                     Party A or its subsidiaries may apply for patent for any Business Related Technologies independently or transfer such right to a third party only upon the waiver of such rights by Party B. In the event that Party A or its subsidiary transfers the afore-mentioned right to apply for patent to a third party, Party A shall or shall cause its subsidiaries to guarantee that the third party shall fully abide by and perform the duties and obligations of Party A under this Agreement; Meanwhile, the conditions (including but not limited to the transfer price) Party A offers to the third party shall not be more preferential than that offered to Party B pursuant to Paragraph 3 of this Section.

(3)                     Within the term of this Agreement, Party B may at any time require Party A or its subsidiaries to apply for a patent for such Business Related Technologies, and determine at its discretion whether or not to purchase such patent application right. Upon Party B’s request, without violating mandatory provisions of PRC Laws, Party A shall or shall cause its subsidiaries to transfer the patent application right to Party B at the lowest price allowed by law at the time; Party B shall be the legal owner of such patent rights after acquiring the patent application right for the Business Related Technologies and receive the patent after the patent application.

5.5                   The Parties assure to each other that it shall indemnify the other party of any and all economic losses incurred by its (including its subsidiaries’) infringement of any third party’s intellectual property rights (including but not limited to copyrights, trademark rights, patent rights and know-how).

Article 6 Confidentiality

6.1                   Within the term of this Agreement, all client information and other related materials (hereinafter, the “Client Information”) related to Party A’s Business and the Services provided by Party B are jointly owned by both Parties.

6.2                   Regardless of the termination of this Agreement, both Parties shall keep strict confidential of the other party’s business secrets, proprietary information, jointly owned Client Information and other related information and nonpublic information of the other party (collectively the “Confidential Information”) received by the Parties during the performance of this Agreement. Without prior written consent from the disclosing party, the recipient shall not disclose or give or transfer such Confidential Information to any third party (including the recipient of the Confidential Information being merged into, being acquired by, directly or indirectly controlled by a third party). Once this Agreement is terminated, Party A and Party B shall return any documents, data or software that contain Confidential Information as required by the original owner or the discloser of the Confidential Information, or destroy by consent of the original owner or the discloser, including deleting Confidential Information from any relevant memory device, and shall not continue to use such Confidential Information. Party A and Party B shall take necessary measures to disclose Confidential Information only to the employees, agents or professional advisers of Party B who are necessary to learn about, and to cause the said employees, agents or professional advisers to comply with the confidential obligations under this Agreement. Party A shall execute specific confidential agreements with Party B or employees, agents or professional advisers of Party B respectively in order for the parties to comply with.

6.3                   The above confidentiality obligations shall not apply to the information which:

6.3.1         already enters the public domain at the time of disclosure;

6.3.2         is publicly available after disclosure other than through the fault of the recipient of the Confidential Information;

6.3.3         the recipient of the Confidential Information can prove that were already possessed by the recipient before disclosure and that were not received directly or indirectly from the discloser of the Confidential Information; or

6.3.4         is disclosed by the recipient of the Confidential Information to relevant government authorities, stock exchange, etc. under the obligation as prescribed by law or to its direct legal counsel and financial consultant to the extent required by its normal operations.

6.4                   Both parties agree that this article shall survive the modification, rescission or termination of this Agreement.

Article 7 Undertakings and Warranties

7.1                   Party A hereby represents, represents and warrants that:

7.1.1         It is a limited liability company duly incorporated and validly existing under the laws of its place of registration as an independent judicial person and with complete, independent legal status and legal competence to execute, deliver and perform this Agreement, and with the capacity as an independent subject of proceedings.

7.1.2         It is vested with full internal power and authorities to execute and deliver this Agreement and all other documents to be executed by it in relation to the transaction referred to in this Agreement and to complete the transaction referred to in this Agreement. This Agreement is legally and properly executed and delivered by it. This Agreement constitutes a legal and binding obligation on it, enforceable against it in accordance with the terms of the Agreement.

7.1.3         At the effective date of this Agreement, it has complete certificates necessary for the operation of the business scope under its Business License, and has full rights and qualifications to carry out Party A’s Business it currently engaged in within the territory of PRC.

7.1.4         It shall provide Party B with the quarterly consolidated financial statement for the previous quarter and the budget for the next quarter within fifteen (15) business days after each quarter and shall provide the annual consolidated financial statement for the previous fiscal year and the budget for the next fiscal year within thirty (30) business days after each fiscal year.

7.1.5         It shall promptly notify Party B of all legal proceedings and other unfavorable situations that involve itself and its subsidiaries and shall make utmost efforts to prevent further losses and damages.

7.1.6         Without prior written consent from Party B, Party A shall neither dispose major assets of the company or its subsidiaries nor change the current equity structure of the company and its subsidiaries.

7.2                   Party B hereby represents and warrants that:

7.2.1         It is a limited liability company duly incorporated and validly existing under the laws of its place of registration as an independent judicial person and with complete, independent legal status and legal competence to execute, deliver and perform this Agreement, with the capacity of an independent subject of proceedings.

7.2.2         It is vested with full internal power and authorities to execute and deliver this Agreement and all other documents to be executed by it in relation to the transaction referred to in this Agreement and  to complete the transaction referred to in this Agreement. This Agreement is legally and properly executed and delivered by it. This Agreement constitutes a legal and binding obligation on it, enforceable against it in accordance with the terms of the Agreement.

Article 8 Term of Agreement

8.1                   The Parties hereby confirm that this Agreement takes effect upon its formal execution by the Parties. Unless prematurely terminated by the Parties in writing.

8.2                   The obligations of Party A and Party B under Article 3 and Article 6 of this Agreement shall survive the termination of this Agreement.

Article 9 Indemnification

Party A shall indemnify Party B against any and all losses incurred or likely to incur as a result of Party B’s provision of the Services, including but not limited to losses incurred from legal suits, recoveries, arbitrations, claims initiated or raised by any third party or administrative investigations and penalties by governmental authorities. However, Party A shall not indemnify Party B for any losses caused by Party B’s willful misconduct or gross negligence.

Article 10 Notification

10.1                All notices between the Parties in connection with the performance of the rights and obligations under this Agreement shall be made in writing and shall be delivered in person, by registered mail, postage prepaid mail, recognized express mail, facsimile to the party concerned.

10.2                If any of such notices or other correspondences is transmitted by facsimile or telex, it shall be deemed delivered immediately upon transmission; if delivered in person, it shall be deemed delivered at the time of delivery; if sent by post, it shall be deemed delivered five (5) days after dispatch.

Article 11 Breach of Agreement

11.1            The Parties agree and confirm that, any material breach of any provision of this Agreement, or substantially non-performance of any obligation under this Agreement by any Party (the “Breaching Party”) constitutes a breach of the Agreement (the “Breach”). The non-breaching party shall be entitled to request the breaching party to correct or take remedial measures within a reasonable time. Where the Breaching Party does not take any remedy measures in a reasonable time or within ten (10) days after the written notice from the Non-breaching Party to request for remedial measures, if the breaching party is Party A, then the non-breaching party, at its discretion, has the right to: (1) terminate this Agreement and request for full compensation from the Breaching Party; or (2) request for compulsory performance of the obligations of the Breaching Party under this Agreement and request for full compensation from the Breaching Party; if the Breaching Party is Party B, then the non-breaching party has the right to request for compulsory performance of the obligations of the Breaching Party under this Agreement and request for full compensation from the Breaching Party under this Agreement.

11.2            Both Parties agree and confirm that Party A shall under no circumstances terminate this agreement for whatever reasons, unless otherwise specified in this Agreement or required by law.

11.3            Notwithstanding any other provisions herein, the effect of Article 11 in this Agreement shall survive the suspension or termination of this Agreement.

Article 12 Force Majeure

In the event that the performance of this Agreement is directly affected by or that the Agreement is unenforceable in accordance with the conditions agreed upon due to earthquakes, typhoons, floods, fire, war, computer viruses, design flaws in instrumental software, Internet attacked by hackers, change of policies and laws and other situations of force majeure which cannot be foreseen, avoided or overcame, the affected party shall immediately notify the other party by fax and provide within thirty (30) days the details of the force majeure and documentary evidence  stating the reasons that is the Agreement is unenforceable or shall be delayed in performance. The aforesaid documentary evidence shall be issued by a notary organization located in the area where the force majeure event takes place. The Parties shall, depending on the impact of the force majeure event on the performance of this Agreement, negotiate whether the performance of this Agreement should be partly exempted or postponed. Neither Party shall be held liable to each other for any economic losses incurred by the force majeure events.

Article 13 Miscellaneous

13.1            This Agreement is made in duplicate, with each Party holding a copy.

13.2            The conclusion, validity, performance, amendment, interpretation and termination of this Agreement shall be governed by the PRC law.

13.3            The Parties shall settle any dispute arising out of or relating to this Agreement through amicable negotiation. If any dispute cannot be resolved through negotiations within thirty (30) days, the dispute shall be referred to Shanghai International Economic and Trade Arbitration Commission for arbitration in accordance with the commission’s arbitration rules. The seat of arbitration shall be Beijing. The arbitration award shall be final and binding upon the Parties.

13.4            Any right, power or remedy granted to a Party by any provision of this Agreement shall not preclude the Party from any right, power or remedy granted by other provisions of this Agreement, and any exercise of any right, power or remedy by a Party shall not preclude the Party from exercising other rights, powers or remedies.

13.5            No failure or delay by any Party in exercising any right, power or remedy (the “Said Party’s Rights”) provided by law or under this Agreement shall constitute a waiver of the Said Party’s Rights and no single or partial waiver of any Said Party’s Rights shall preclude the exercise of any Said Party’s Rights in other means or the exercise of any other Said Party’s Rights.

13.6            The headings hereof have been inserted for convenience of reference only, under no circumstances shall such headings be construed to affect the meaning, construction or effect of this Agreement.

13.7            This Agreement supersedes any other writing or oral agreements entered into by and between the Parties and constitutes a complete agreement between the Parties.

13.8            The provisions of this Agreement are severable and independent to one another. If at any time one or several articles herein shall be deemed invalid, illegal or unenforceable, the validity, legality or enforceability of other provisions herein shall not be affected thereby.

13.9            Any amendment or supplement of this Agreement shall be made in writing and duly executed by the Parties herein before taking effect.

13.10     Without prior written consent from the other Party, no Party may transfer any of its rights and/or obligations under this Agreement to any third party.

13.11     This Agreement is binding on the lawful successors and assignees of the Parties.

13.12     The Parties undertake that they shall report and pay their respective taxes and charges relating to the transaction under the Agreement.

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In witness whereof, this Exclusive Technology License and Service Agreement is executed by and between the Parties on the date and at the place first above written.

Party A:

Shanghai Shu’an Data Services Co., Ltd.

(Seal)

Signature:	/s/ William Wei Huang
Name: William Wei Huang
Title: Legal Representative

Party B:

Shanghai Free Trade Zone GDS Management Co., Ltd.

(Seal)

Signature:	/s/ William Wei Huang
Name: William Wei Huang
Title: Legal Representative